Exhibit 99.1

NEWS RELEASE

DuPont Announces Election of Kurt McMaken to Board of Directors

WILMINGTON, Del., Feb. 21, 2025 – DuPont (NYSE: DD) today announced the appointment of Kurt McMaken to its Board of Directors, effective immediately. Mr. McMaken will serve on the Audit committee and Nomination and Governance committee.

"We are pleased to welcome Kurt to DuPont's Board of Directors,” said DuPont Executive Chairman Ed Breen. “Kurt’s global business expertise in the manufacturing sector and extensive background in finance and strategic planning make him well suited to help guide DuPont’s growth and value creation strategies. We look forward to his contributions to the Board.”

Mr. McMaken is Chief Financial Officer of Brinks, a leading global provider of cash and valuables management, digital retail solutions, and ATM managed services. Prior to joining Brink’s in 2022, he was senior vice president, Operations Finance and Finance Transformation at Eaton Corporation plc, following a 20-year career with Eaton in financial and management positions. Mr. McMaken began his career in the Audit & Business Advisory Services practice at PricewaterhouseCoopers LLP.

Mr. McMaken holds a Bachelor of Science degree from Georgetown University and an M.B.A. from the University of Chicago Booth School of Business.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at www.investors.dupont.com.

# # #
DuPont™, the DuPont Oval Logo, and all trademarks and service marks denoted with ™, SM or ® are owned by affiliates of DuPont de Nemours, Inc. unless otherwise noted.

DuPont de Nemours, Inc.

2/21/25
For further information contact:
Dan Turner
302-299-7628
daniel.a.turner@dupont.com